EXHIBIT 21.1

SUBSIDIARIES OF
TITAN MACHINERY INC.

Name	Ownership	Jurisdiction of Incorporation/ Organization
Transportation Solutions, LLC	100%	North Dakota
NW Property Solutions LLC	100%	North Dakota
Titan European Holdings S.a.r.l.	100%	Luxembourg
Titan Machinery SRC GmbH	100%	Austria
Titan Machinery Ukraine LLC	100%	Ukraine
Titan Machinery D.o.o. Novi Sad	100%	Serbia
Titan Machinery Austria GmbH*	90%	Austria
Titan Machinery Romania S.R.L.*	70%	Romania
Titan Machinery Bulgaria AD*	70%	Bulgaria
_______________________________________________________________________________
*Majority-owned subsidiaries of Titan European Holdings S.a.r.l.